Exhibit 3.56
Second Amended and Restated
Operating Agreement
For
Maverick Thru-Tubing Services, LLC
A Colorado Limited Liability Company
     This Second Amended and Restated Operating Agreement for Maverick Thru-Tubing Services, LLC (this “Agreement”), effective as of July 25, 2011, is adopted, executed and agreed to by Basic Energy Services, L.P., a Delaware limited partnership (the “Member”) and Kenneth V. Huseman (the “Manager”).
RECITALS
     A. WHEREAS, the business and affairs of the Company have been governed by the First Amended and Restated Operating Agreement for the Company, dated as of July 8, 2011, between the Member and the Manager, as it may have been amended, supplemented, restated or otherwise modified (the “First Amended and Restated Agreement”).
     B. WHEREAS, the parties hereto desire to amend and restate the First Amended and Restated Agreement in its entirety pursuant to the terms of this Agreement.
     NOW, THEREFORE, the First Amended and Restated Agreement is amended and as so amended is restated in its entirety to read as follows:
     1. Formation. The Company has been formed as a Colorado limited liability company under and pursuant to the Colorado Limited Liability Company Act (the “Act”).
     2. Term. The Company shall have a perpetual existence and shall continue until it is dissolved by the Manager as set forth in Section 12.
     3. Purposes and Power. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act and the Company shall have all of the powers of a limited liability company conferred by the Act.
     4. Sole Member. The Member shall be the sole member of the Company.
     5. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company at such times and in such amounts as the Manager shall determine, and (b) to enjoy all other rights, benefits and interests in the Company.
     6. Management; Managers.
          (a) The number of Managers of the Company as of the date of this Agreement shall be one. The Member hereby appoints Kenneth V. Huseman as the initial Manager of the Company who, by his execution hereof, accepts such appointment. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Manager, who shall make all decisions and take all actions for the Company, except where action by the Member is required by the Act or this Agreement. The Manager shall remain as such until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.
          (b) The Manager may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. The Manager may be removed as such, either with or without cause, by the Member whenever in its judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Manager. Designation as Manager shall not of itself create contract rights. Any vacancy shall be filled by the Member.
          (c) Any action required or permitted to be taken at a meeting of Manager(s) may be taken without a meeting if the action is evidenced by one or more written or electronic consents describing the action taken, signed by each Manager entitled to vote and delivered to the appropriate officer of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section 6(c) shall be effective when all Managers entitled to vote have signed the consent, unless the consent specifies a different effective date.
     7. Officers; Authorization.
          (a) The Manager may from time to time delegate to one or more persons such authority as the Manager may deem advisable and may appoint one or more persons as a president, vice president, secretary, treasurer or any other title of an officer of the Company as determined by the Manager to act on behalf of the Company with respect to any matter or matters delegated to such person by the Manager. No officer need be a resident of the State of Colorado. All officers of the Company, as between themselves and the Company, shall have such authority, perform such duties and manage the Company as determined by the Manager. Unless the Manger decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Colorado Business Corporations Act, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such officer by the Manager, or (ii) any delegation of authority and duties made to one or more Managers pursuant to Section 7(b). Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by the Manager.
          (b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Manager whenever in their judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Manager.
          (c) The Manager has designated the following as the initial officers of the Company:

Name	Office
Kenneth V. Huseman	President and Chief Executive Officer

Alan Krenek	Senior Vice President, Chief Financial Officer, Secretary and Treasurer

T. M. “Roe” Patterson	Senior Vice President, Chief Operating Officer and Assistant Secretary
     8. Limitation on Liability of Managers. The liability of any Manager to the Company and the Members shall be limited to the fullest extent permitted under the Act and applicable law, subject to any other limitations set forth in the Company’s Articles of Organization.
     9. Indemnification. To the fullest extent allowed under the laws of the State of Colorado, the Company shall indemnify the Member and its affiliates, the Manager and the Company’s officers (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF SUCH INDEMNITEE, unless it is established that: (a) the act or omission of such Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (b) such Indemnitee did not reasonably believe that it was acting in the best interests of the Company; (c) such Indemnitee actually received an improper personal benefit in money, property or services; or (d) in the case of any criminal proceeding, such Indemnitee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that such Indemnitee did not meet the requisite standard of conduct set forth in this Section 9. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 9. Any indemnification pursuant to this Section 9 shall be made only out of the assets of the Company, including insurance proceeds, if any. The indemnification provided by this Section 9 shall be the primary source of indemnification with respect to the matters addressed herein, without regard to other potential sources of indemnification, reimbursement or contribution (subject to applicable express provisions of any insurance policy to which the Company is a party).
     10. Transfers. The Member may freely transfer all or any part of its membership interest in the Company at any time. Any such transferee shall become an additional or substituted Member of the Company, as applicable, with full rights of a Member as set forth herein and in the Act.
     11. Amendment. This Agreement may be amended, supplemented or restated at any time by and with the written consent of the Member.
     12. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Manager may elect, and except as otherwise provided by law, no other event will cause the Company to dissolve.
     13. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Colorado (excluding its conflict-of-laws rules).
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original.
[Signature Page Follows]

     In Witness Whereof, the undersigned sole Member and sole Manager of the Company have executed this Agreement as of the date first written above.

MEMBER: BASIC ENERGY SERVICES, L.P.
By:	Basic Energy Services GP, LLC
Its Sole General Partner

By:	/s/ Kenneth V. Huseman
Kenneth V. Huseman, President

MANAGER:
/s/ Kenneth V. Huseman
Kenneth V. Huseman, Manager

Signature Page to
Second Amended and Restated
Operating Agreement for
Maverick Thru-Tubing Services, LLC